Exhibit 107
Calculation of Filing Fee Table
Form 424(b)(7)
(Form Type)
D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	10,430,444	$30.04	$313,330,538	0.0001381	$43,271
	Total Offering Amounts					$313,330,538		$43,271
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$43,271
(1)Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the registrant's Registration Statement on Form S-3 (File No. 333-292825) on January 20, 2026 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.
(2)Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock reported on the NYSE on January 15, 2026, which was $30.04 per share.